Exhibit 99.1

Boot Barn Holdings, Inc. Announces Preliminary Third Quarter Results and

Participation in the 2026 ICR Conference

IRVINE, California – January 9, 2026—Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company,” “we,” “us,” and “our”) today announced preliminary results for the third quarter of fiscal year 2026 ended December 27, 2025 in advance of its participation in the ICR Conference on Monday, January 12, 2026. A Supplemental Financial Presentation is available at investor.bootbarn.com.

Preliminary Results for the Third Quarter of Fiscal Year 2026

For the third quarter ended December 27, 2025, the Company expects to report:

•	Net sales of approximately $705.6 million, representing growth of 16.0% over the prior year.
•	Same store sales growth of approximately 5.7%, with retail store same store sales growth of approximately 3.7% and e-commerce same store sales growth of approximately 19.6%.
•

Income from operations of approximately $114.8 million compared to $99.5 million in the prior-year period. Included in income from operations in the prior-year period is a net benefit of $6.7 million related to the forfeiture of unvested long-term equity incentive compensation and reversal of fiscal 2025 cash incentive bonus expense for the Company’s former Chief Executive Officer (“CEO”) following his resignation.

•

Net income per diluted share of approximately $2.79 based on 30.7 million weighted average diluted shares outstanding and a 25.2% effective tax rate, compared to net income per diluted share of $2.43 in the prior-year period. Included in net income per diluted share in the prior-year period is a $6.7 million, or $0.22 per share, benefit related to the former CEO’s resignation.

•	The Company opened 25 new stores in the third quarter, or 55 stores year-to-date, bringing its total store count to 514.

John Hazen, Chief Executive Officer, commented, "I am very pleased to report that preliminary third quarter results exceeded our expectations while cycling very strong business in the prior-year period. Consolidated same store sales in the third quarter increased 5.7% with broad-based growth across all geographies and major merchandise categories. During the quarter, our men’s and ladies’ western boots businesses comped high-single-digits while our men’s and ladies’ apparel businesses slightly outperformed the chain average, led by mid-teens same store sales growth in denim. We were also pleased to see work boots comp mid-single-digit positive during the quarter. In addition to solid top-line sales growth, merchandise margin increased 110 basis points compared to the prior-year period due to buying economies of scale, supply chain efficiencies, and growth in exclusive brand penetration, which drove earnings per diluted share meaningfully above our guidance range. After another successful holiday quarter, I am pleased to see our fourth quarter off to a strong start as the sales momentum from the third quarter has accelerated into early January. I am confident our team has the business well-positioned to deliver a strong finish to our fiscal year.”

The foregoing expected results are preliminary and remain subject to the completion of normal quarter-end accounting procedures and closing adjustments. The Company currently plans to report third quarter results on February 4, 2026, at which time it also intends to provide fourth quarter guidance.

2026 ICR Conference

The Company will be hosting a fireside chat at the 2026 ICR Conference on Monday, January 12, 2026 at 10:30 a.m. Eastern Time. The fireside chat will be webcast live over the internet and can also be accessed at http://investor.bootbarn.com. An online archive will be available for a period of 90 days on the investor page of the Company’s website.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 515 stores in 49 states. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business, and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook”, and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties, and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions, or changes in consumer preferences; the impact that import tariffs and other trade restrictions imposed by the U.S., China, or other countries have had, and may continue to have, on our product costs and changes to U.S. or other countries’ trade policies and tariff and import/export regulations; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com